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EXHIBIT 99.1

                            [HEALTH NET LETTERHEAD]


NEWS RELEASE

                                      Media Contact:    Lisa Haines
                                                        (818) 676-7912
                                                        LISA.J.HAINES@HEALTH.NET

                                      Investor Contact: David Olson
                                                        (818) 676-6978
                                                        DAVID.W.OLSON@HEALTH.NET


              HEALTH NET, INC. ISSUES $400 MILLION OF SENIOR NOTES


         LOS ANGELES, April 10, 2001 - Health Net, Inc. (NYSE:HNT) today announced it has completed its offering of $400 million aggregate principal amount of 8.375 percent Senior Notes due in 2011. The transaction is expected to close on Thursday, April 12, 2001. The net proceeds from the fixed rate Notes will be used to repay outstanding borrowing under the Company's existing revolving credit facility.

         The Senior Notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

         The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of

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the Securities Act of 1933, as amended, that involve risks and uncertainties.
All statements other than statements of historical information provided herein may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the "Risk Factors" and "Cautionary Statements" sections included within the Company's most recent Annual Report on Form 10-K filed with the SEC and the risks discussed in the Company's other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date hereof. Except as required by law, the Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

         Health Net, Inc., formerly known as Foundation Health Systems, Inc., is one of the nation's largest publicly traded managed health care companies. The company's HMO, insured PPO and government contracts subsidiaries provide health benefits to approximately 5.4 million individuals in 16 states through group, individual, Medicare, Medicaid and TRICARE programs. Health Net's subsidiaries also offer managed health care products related to behavioral health, dental, vision and prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

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